FIRST ADDENDUM
to
MEMORANDUM OF UNDERSTANDING

First Addendum dated July 6, 2022 (this "Addendum") to the Memorandum of Understanding by and between Ultimax Digital, Inc. ("Ultimax") and Mobile Global Esports Inc. ("MOGO").

WHEREAS, on March 29, 2022, Ultimax and MOGO executed a Memorandum of Understanding (the "MOU") pursuant to which the parties are to engage in the joint development of video games and NFT products utilizing rights granted to MOGO 0by Licensed Universities including rights to logos, mascots and the name and images of student athletes;

WHEREAS, the parties desire to add this Addendum to the MOU to reflect the parties' agreement to develop a customized NFT trading card platform for student athletes at Licensed Universities including a customized NFT resale platform (the "NFT Trading Card Platform");

WHEREAS, the parties intend that this Addendum shall be attached to and become a part of the MOU and that this Addendum shall be a binding agreement between the parties until such time as the parties shall execute a definitive agreement covering the subject matter of this Addendum; and

WHEREAS, any terms not defined in this Addendum shall have the meaning ascribed to them in the MOU:

The parties have agreed as follows:

1. **Product Description.** The parties have agreed to cooperative in the development of the NFT Trading Card Platform which shall consist of two parts,

A. a mobile application for both iOS and Android (the "Mobile App") which:

(a) allows a qualified student athlete at a Licensed University (a "Student Athlete") to select a photograph from their mobile device's camera roll and drop that photo into a pre-defined digital frame which together with the content described in subparagraph (b) below will be minted as an NFT (an "NFT Trading Card");

(b) allows the Student Athlete minting an NFT Trading Card to add information to the "flip side" of the card; and

(c) automatically transmits the NFT Trading Card to the Dedicated Marketplace, as defined below.

B. a "white labeled" version of Ultimax's NFT Marketplace dedicated solely to the sale of the NFT Trading Cards (the "Dedicated Marketplace") which will be branded as a product of MOGO, will be accessible via computer and mobile devices, and which:

(a) implements a registration system to qualify eligible Student Athletes;

(b) offers the NFT Trading Cards for sale, in multiple copies, divided into sections by Licensed University;

(c) processes sales of NFT Trading Cards and stores them until they are exported by a user;

(d) allows for the resale of previously NFT Trading Cards; and

(e) automatically pays Student Athletes upon a sale of their NFT Trading Cards and on a monthly basis, divides net revenue between Ultimax and MOGO.

2. **Detailed Design Specification.** Ultimax shall, at its own expense, and in consultation with MOGO, develop a detailed design specification for the Mobile App and the Dedicated Marketplace (the "Detailed Design Specification") which will set forth in detail the complete functionality and wire frame designs for the NFT Trading Card Platform and a development timeline for the NFT Trading Card Platform, including milestones. Upon completion of the Detailed Design Specification, the parties shall promptly meet to review the Detailed Design Specification, to suggest revisions and to finalize the Detailed Design Specification.

3. **Responsibilities of Ultimax**. Ultimax shall, at its own expense, devote all efforts required to (a) develop the Detailed Design Specification, (b) develop the NFT Trading Card Platform in accordance with the Detailed Design Specification, (c) perform all necessary administration, technical support and "live ops" for the NFT Trading Card Platform, (d) develop the design of the NFT Trading Card for each Licensed University, and (e) consult with MOGO on marketing and future NFT Trading Card Platform enhancements.

4. **Responsibilities of MOGO**. MOGO shall, at its own expense, devote all efforts required to (a) develop, in consultation with Ultimax, marketing plans for the NFT Trading Card Platform, (b) on an on-going basis, market the NFT Trading Card Platform to Student Athletes and students of the Licensed Universities, (c) develop a roll-out schedule for the NFT Trading Card Platform for the Licensed Universities, (d) assist in the design of the NFT Trading Card for each Licensed University, (e) secure all intellectual property rights associated with the Student Athletes and the Licensed Universities' names, logos, mascots, etc, as to be incorporated in to the NFT Trading Cards, and (f) consult with Ultimax on marketing, live-ops and future NFT Trading Card Platform enhancements. In addition, MOGO shall be responsible for any royalties payable to Student Athletes in connection with the NFT Trading Cards to be paid from MOGO's portion of Net Revenue, as defined below.

5. **Net Revenue Split**. All Net Revenue shall be split evenly between the parties, provided that, payments of Student Athlete royalties payable in connection with the NFT Trading Cards, if any, shall be paid by MOGO out of its portion of Net Revenue. For the purposes of this Addendum, "Net Revenue" shall mean revenue less platform fees, credit card charges, taxes, transaction fees and the like.

6. **Term**. The term of this Addendum shall be for three (3) years from the date of hereof and shall automatically be renewed for additional two (2) year periods unless either party notifies the other of its intent to not renew the term hereof within ninety (90) days of the expiration of then-current term. Upon the termination of the term hereof, this Addendum shall be extended for a six (6) month wind down period during which the parties shall cooperate to unwind the business operations of the NFT Trading Card Platform.

7. **Intellectual Property Ownership and License**. MOGO shall license or sublicense to Ultimax, at no charge to Ultimax, such intellectual property as may be necessary for Ultimax to develop and operate the NFT Trading Card Platform, including but not limited to, rights to school mascots and logos, and Student Athletes' name and likeness. All intellectual property related to the NFT Trading Card Platform shall belong to the party that developed such intellectual property.

8. **Definitive Agreement**. Until such time as the parties hereto execute a more definitive Agreement which shall supersede the MOU and this Addendum, this Addendum shall constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements or communications with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of this Addendum and signed on behalf of the parties by their respective duly authorized representatives.

9. **Counterparts and Facsimile Signatures**. This Addendum may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. PDF versions of original signatures of this Addendum shall be considered original signatures.

IN WITNESS WHEREOF, the parties hereto have approved and executed this First Addendum to Memorandum of Understanding as of the date first set forth above.

Ultimax Digital, Inc.

By: Paul Goodman

Name: Paul Goodman

Title: President

Mobile Global eSports, Inc.

By: ______________________________
Name: David Pross
Title: CEO

July 6, 2022